EXHIBIT 99.1

CONTACTS:

Media Inquiries
Nancy Sarpolis
(248) 435-1054
                                                                          nancy.sarpolis@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Purchases Assets of Sypris Facility
in Morganton, North Carolina

TROY, Mich. (July 10, 2015) — Meritor, Inc. (NYSE: MTOR) today announced that it has purchased the majority of the assets at the Sypris Solutions, Inc. manufacturing facility in Morganton, North Carolina.

“Bringing the Morganton facility under the Meritor umbrella allows us to expand operations while demonstrating our continued commitment to supplying axle and suspension components to our customers,” said Brett Penzkofer, vice president and general manager of Meritor’s trailer business.

The facility currently manufactures trailer axle beams, and machines carriers and differentials for Meritor, in addition to producing light vehicle components for other customers.

Meritor has more than 65 years’ experience engineering and manufacturing products that are the benchmark for trailer suspensions, axles, brakes, wheel-ends and safety systems.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

# # #